Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 15, 2018, relating to the consolidated and combined financial statements of Quorum Health Corporation, and the effectiveness of Quorum Health Corporation’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Quorum Health Corporation for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Nashville, Tennessee December 18, 2018